SCHEDULE 14A INFORMATION

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POPE & TALBOT, INC.

(Name of Registrant as Specified In Its Certificate)

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POPE & TALBOT, INC.

1500 S.W. First Avenue, Suite 200

Portland, Oregon 97201

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 5, 2005

We cordially invite you to attend the Annual Meeting of Shareholders of Pope & Talbot, Inc. (the “Company”), a Delaware corporation, to be held at the RiverPlace Hotel, 1510 SW Harbor Way, Portland, Oregon on Thursday, May 5, 2005 at 1:00 p.m., for the following purposes:

1.	To elect two persons to the Board of Directors of the Company to serve for a term of three years;

2.	To amend Article Fourth of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 20 million shares to 30 million shares;

3.	To approve amendments to the Company’s Employee Stock Option Plan to authorize 750,000 additional shares of common stock for issuance under the plan, to re-name the plan and to make certain other amendments to the plan;

4.	To ratify the selection of the Company’s independent registered public accounting firm for 2005; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 17, 2005 are entitled to receive notice of and to vote at the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you currently intend to be present personally at the Annual Meeting, we urge you to complete, date, sign and return the accompanying proxy in the enclosed, self-addressed envelope requiring no postage if mailed in the United States. You may still vote in person if you attend the Annual Meeting.

Michael Flannery
Chairman, President and
Chief Executive Officer

Portland, Oregon

March 30, 2005

PROXY STATEMENT

General

The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting to be held on May 5, 2005 and at any adjournment thereof. You may revoke it at any time before its use by delivering a written communication to Richard K. Atkinson, Vice President, Chief Financial Officer and Secretary of the Company, or by a duly executed proxy bearing a later date. Shareholders attending the Annual Meeting may vote their shares in person even though they have already submitted a proxy. Properly executed proxies not revoked will be voted in accordance with the specifications thereon at the Annual Meeting and at any adjournment thereof.

Only shareholders of record at the close of business on March 17, 2005 are entitled to vote at the Annual Meeting. On that date, the Company had                      outstanding shares of common stock entitled to vote. Each share is entitled to one vote except that the election of directors will be conducted pursuant to cumulative voting. Under cumulative voting, each share of common stock is entitled to one vote multiplied by the number of directors to be elected, and that number of votes may be cast for one director or may be distributed among any number of directors as designated by the shareholder or his or her proxy. The Company intends to mail this proxy statement and proxy card, together with the 2004 Annual Report, to its shareholders on March 30, 2005.

A majority of the shares of the Company’s common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The affirmative vote of the holders of a majority of the outstanding shares of common stock is required for adoption of Proposal No. 2. For Proposal No. 3 to be adopted, at least a majority of the shares of common stock must be voted on that proposal and, of the votes cast, a majority must vote “for” that proposal. For all other proposals, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be required.

Abstentions and broker nonvotes are each included in the number of shares present for quorum purposes. A “broker nonvote” is a proxy submitted by a broker that does not indicate a vote for some of the proposals because the broker does not have discretionary voting authority on some types of proposals and has not received instructions from its client as to how to vote on a particular proposal. Abstentions, which may be specified on all proposals other than the election of directors, are counted in tabulations of the votes cast on proposals presented to shareholders and will have the same effect as negative votes. Broker nonvotes are generally not counted in determining the total number of votes cast on a proposal.

Under New York Stock Exchange rules, if your shares are held in “street name”, your broker may, without instructions from you, vote your shares on all proposals other than Proposal No. 3. For purposes of Proposal No. 2, a broker nonvote has the effect of a negative vote. Except with respect to Proposal No. 2, broker nonvotes are not counted for purposes of determining whether a proposal has been approved.

Proxies will be voted for or against proposals or as an abstention in accordance with the instructions specified on the proxy form. All valid proxies will be voted “for” each proposal and “for” the nominated directors unless a contrary choice is indicated.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors presently consists of nine directors divided into three classes serving staggered three-year terms. Two directors are to be elected at the Annual Meeting, each to hold office until the 2008 Annual Meeting of Shareholders and until a successor has been elected and qualified. Current director Robert Stevens Miller, Jr. is retiring from the Board of Directors as of the Annual Meeting and is not standing for reelection. Six directors will continue to serve in accordance with their prior elections. Accordingly, effective as of the Annual Meeting, the Board of Directors will consist of eight directors. Unless otherwise instructed, the proxy holders named on the enclosed proxy card intend to use the cumulative voting right described above to distribute the votes represented by proxies in such proportion as they shall determine between the two nominees or their substitutes so as to elect the maximum number of such persons. The Board of Directors expects that all of these nominees will be available for election, but if any of these nominees is not so available at the time of the Annual Meeting, proxies received will be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors unanimously recommends a vote for election of all of the nominees as directors.

CERTAIN INFORMATION REGARDING DIRECTORS AND OFFICERS

The names of the nominees and the directors continuing in office, their ages, the year each first became a director, their principal occupations during at least the last five years and other directorships held by each are set forth below:

Nominees For Election To The Board Of Directors

For a Three-Year Term Expiring in 2008

Lionel G. Dodd, age 65, has been a director of the Company since 1999. Mr. Dodd is also Chairman of the Board’s Corporate Governance Committee and a member of the Audit Committee. Mr. Dodd is an independent consultant. Mr. Dodd was the President and Chief Executive Officer of Versacold Corporation, a temperature sensitive food logistics company based in Vancouver, British Columbia, from May 1996 until January 2000. He was previously the Chief Operating Officer of Olympia and York Enterprises, based in Toronto from June 1988 to April 1993. Mr. Dodd is also a director of Braintech, Inc., International Absorbents, Inc., Napier Environmental Technologies, Inc. and Xantrex Technology, Inc.

Kenneth G. Hanna, age 68, has been a director of the Company since 1998. Mr. Hanna is also a member of the Board’s Compensation and Corporate Governance Committees. Mr. Hanna is a lawyer and independent consultant. From September 1996 until his retirement in September 1999, Mr. Hanna was the President and Chief Executive Officer of Aber Diamond Corporation, a Canadian diamond mining and marketing company. He was a partner with Hanna Heppel Bell & Visosky, corporate finance lawyers, from 1992 to 1997.

Members Of The Board Of Directors Continuing In Office

Term Expiring in 2006

Gordon P. Andrews, age 48, has been a director of the Company since 1994. Mr. Andrews is also a member of the Board’s Audit and Compensation Committees. Since 1982, Mr. Andrews has been associated with Andrews Associates, Inc., a management consulting firm, as a director and in various management positions. He has been the President of Andrews Associates, Inc. since 1993. Mr. Andrews was Vice President of Institutional Sales for Shearson Lehman Brothers from 1990 to 1992.

David J. Barram, age 61, has been a director of the Company since April 2001. Mr. Barram is also a member of the Board’s Audit and Corporate Governance Committees. In 1996 he was appointed Administrator of the General Services Administration by President Clinton and served until 2001. From 1993 to 1996 he was Deputy Secretary and Chief Operating Officer with the U.S. Department of Commerce. During the 24 years prior to his governmental affiliations, Mr. Barram was the Chief Financial Officer at both Apple Computer and Silicon Graphics, computer manufacturers. Mr. Barram is also a director of Net IQ Corporation and Computer Sciences Corporation.

Peter T. Pope, age 70, has been a director of the Company since 1962. From 1971 until his retirement on July 31, 1999, Mr. Pope was Chief Executive Officer and Chairman of the Board. After his retirement from the Chief Executive Officer position, he continued as Chairman of the Company until July 31, 2000. From 1990 to September 1995, he was also President of the Company. From March 1992 to January 2004, Mr. Pope was a director of Newhall Land and Farming Company, a California real estate development company. Mr. Pope is a director of Pope MGP, Inc. and Pope EGP, Inc., the two corporate general partners of Pope Resources. Pope Resources, a limited partnership unrelated to Pope & Talbot, Inc., manages timberlands and develops real estate. Mr. Pope is the father of Maria M. Pope, Vice President-General Manager, Wood Products for the Company.

Term Expiring in 2007

Charles Crocker, age 66, has been a director of the Company since 1986. Mr. Crocker is also Chairman of the Board’s Audit Committee. Mr. Crocker is Chairman of the Board and CEO of BEI Technologies, Inc. a diversified electronics company specializing in electronic sensors and motion control products; he also served as President of BEI Technologies, Inc. from September 1997 to May 2000. Also from September 1997 to 2002, Mr. Crocker served as Chairman of the Board of BEI Medical Systems Company, a medical device company specializing in diagnostic and therapeutic products for the women’s health care market. From 1974 until September 1997, Mr. Crocker served as Chairman of the Board of BEI Electronics, Inc., a diversified technology firm. He has been President of Crocker Capital, a private venture capital firm, since 1985. Mr. Crocker is also a director of Fiduciary Trust Company International, Franklin Resources, and Teledyne Technologies.

Michael Flannery, age 61, has been a director of the Company since September 1995, when he was also elected President of the Company. In August 1999, he became President and Chief Executive Officer of the Company, and in August 2000 he became Chairman of the Board. From April 1986 to September 1995, he was Group Vice President of Wood Products for the Company.

Robert G. Funari, age 57, has been a director of the Company since April 2001. Mr. Funari is also a member of the Board’s Compensation and Corporate Governance Committees. Mr. Funari is the Chief Executive Officer of Crescent Healthcare, Inc., a specialized pharmacy and infusion services company. He was Chief Executive Officer for Syncor International Corporation, a pharmacy services company specializing in radio-pharmaceutical products, from July 1996 to December 2002, and President of Syncor from January 1996 to December 2002. Mr. Funari joined Syncor in August 1993 as Executive Vice President and Chief Operating Officer. Prior to joining Syncor, he was Executive Vice President and General Manager for McKesson Drug Company. Mr. Funari is also a director of First Consulting Group.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees (“Code of Ethics”), a copy of which is posted on the Company’s internet site, www.poptal.com. The Code of Ethics applies to the Company’s chief executive officer and senior financial officers, and also to the members of the Company’s Board and to all Company officers and employees. The Code of Ethics requires that any waiver of any provision in the Code in favor of members of the Board or in favor of executive officers, principal financial or accounting officers, or the controller (or persons performing similar functions) may be made only by the Board. Any such waiver will be publicly disclosed in compliance with the New York Stock Exchange listing standards and applicable law. The Company will disclose any amendments to, and waivers from, the Code of Ethics on the Company’s internet site.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information, as of December 31, 2004, regarding the number of shares of the common stock of the Company beneficially owned by each director, by each of the executive officers named in the Summary Compensation Table below, and by all directors and executive officers as a group. Except as otherwise noted, the directors and named executive officers and all directors and officers, as a group, have sole voting and investment power with respect to the shares listed.

	Amount and Nature of Beneficial Ownership
Name of Individual or Identity of Group	Currently Owned		Options Exercisable Within 60 Days of December 31, 2004	Total	Percent of Outstanding Common Stock
Gordon P. Andrews	209,784	(1)	32,728	242,512	1.50%
Richard K. Atkinson	8,500		4,000	12,500	(6)
David J. Barram	1,000		12,000	13,000	(6)
Charles Crocker	4,900		6,135	11,035	(6)
Angel M. Diez	6,500		22,800	29,300	(6)
Lionel G. Dodd	1,000		35,166	36,166	(6)
Michael Flannery	92,815	(2)	234,440	327,255	2.20%
Robert G. Funari	6,000		25,698	31,698	(6)
Kenneth G. Hanna	5,000	(3)	26,669	31,669	(6)
Robert Stevens Miller, Jr.	15,904	(2)	28,514	44,418	(6)
Maria M. Pope	76,887	(4)	102,332	179,219	1.00%
Peter T. Pope	400,463	(5)	10,054	410,517	2.50%

All directors and executive officers as a group (12 persons)	828,753		540,536	1,369,289	8.20%

(1)	Includes 30,308 shares for which Mr. Andrews is co-trustee for his children and 27,420 shares for which his spouse is trustee for his children.

(2)	Investment and voting power shared with his spouse.

(3)	Shares are held by an entity of which Mr. Hanna is the controlling shareholder.

(4)	Includes shares held jointly with Ms. Pope’s spouse. Also includes 9,937 shares held by Ms. Pope as Custodian under the Uniform Transfer to Minor Act for the benefit of her children.

(5)	Includes 80,000 shares held by two corporations of which Mr. Pope is one of two 50% shareholders and for which he disclaims beneficial ownership. Also includes 23,790 shares owned by his spouse to which he disclaims beneficial ownership.

(6)	Less than 1% of the outstanding common stock.

INFORMATION ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

Consistent with the New York Stock Exchange listing standards (the “NYSE Standards”), the Board has adopted Corporate Governance Guidelines (the “Guidelines”). The Guidelines address matters relating to the Board, its committees and its members’ qualifications, including the requirement that the Board have a majority of independent directors. Pursuant to the Guidelines, the Board has affirmatively determined that the following directors are independent within the meaning of the NYSE Standards: Gordon P. Andrews, David J. Barram, Charles Crocker, Lionel G. Dodd, Robert G. Funari, Kenneth G. Hanna and Robert Stevens Miller, Jr.

Executive sessions of the Board are part of each regularly scheduled meeting of the Board and are attended only by non-management directors, consisting of all directors other than Mr. Flannery. The members of the Board entitled to attend executive sessions appointed Charles Crocker to preside at executive sessions of the Board. Interested persons may contact Mr. Crocker, or the non-management members of the Board as a group, at the Company’s principal executive office.

The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance Committee. Each committee has a written charter, copies of which are posted on the Company’s internet site, www.poptal.com. Copies of the charters are also available to any shareholder who contacts the Corporate Secretary and requests a printed copy. Each of the committees is composed entirely of directors whom the Board has determined to be independent within the meaning of the NYSE Standards.

The Audit Committee is currently composed of Charles Crocker, Chairman, Gordon P. Andrews, David J. Barram, and Lionel G. Dodd. The Board has determined that each member of the Audit Committee is financially literate, as contemplated by the NYSE Standards, and that Messrs. Dodd and Barram are “audit committee financial experts,” as defined in regulations adopted by the Securities and Exchange Commission. The Audit Committee assists the Board in discharging the Board’s responsibilities relating to oversight and monitoring of the Company’s financial statements and reports, compliance with law and regulation, the Company’s relationship with its independent auditors, and the Company’s internal audit function. A copy of the Audit Committee’s charter is included as Exhibit A to this proxy statement.

The Compensation Committee is currently composed of Robert Stevens Miller, Jr., Chairman, Gordon P. Andrews, Robert G. Funari and Kenneth G. Hanna. The Compensation Committee assists the Board in discharging the Board’s responsibilities relating to compensation of the Company’s executives, employees and members of the Board. The Compensation Committee has the authority to administer the Company’s stock option plan and make grants or awards thereunder.

The Corporate Governance Committee is currently composed of Lionel G. Dodd, Chairman, David J. Barram, Robert G. Funari and Kenneth G. Hanna. The primary purposes of the Corporate Governance Committee are to develop and recommend to the Board a set of Guidelines; to identify individuals qualified to become Board members and recommend to the Board that the Board nominate the identified director nominees for election; and to review the qualifications of directors eligible to become members of the different committees of the Board and recommend to the Board the appointment of members to the different committees of the Board. The Guidelines recommended by the Committee and approved by the Board are posted on the Company’s internet site, www.poptal.com, and available to any shareholder who contacts the Corporate Secretary and requests a printed copy.

The Corporate Governance Committee selects and recommends nominees for election to the Board consistent with the Guidelines. Formal nominations are made by the Board and pursuant to the Company’s Bylaws. The Corporate Governance Committee has the authority to retain and to terminate any search firm used to identify director candidates.

The Corporate Governance Committee identifies and evaluates nominees in light of the potential nominees’ skills and characteristics and the composition of the Board as a whole. This assessment includes nominee’s qualification as independent, as well as consideration of diversity, age, skills, and experience in the context of the needs of the Board. To be considered, a candidate must have a track record in business, experience at the policy-making level, special expertise in an area that is relevant to the Company’s business or its management, the ability to devote the time required to Board service, qualifications that support development and implementation of the Company’s strategy and a willingness to serve. The Corporate Governance Committee intends to evaluate shareholders’ nominees in the same manner that it evaluates all other potential nominees and intends to retain a list of all potential nominees for future reconsideration.

The Corporate Governance Committee will consider in good faith director candidates who meet the minimum qualifications and who are recommended by shareholders. To be considered for nomination by the Corporate Governance Committee at the next annual meeting of shareholders, the committee’s Chairman must receive shareholder recommendations at least 120 calendar days before the anniversary date of the Company’s proxy statement for the previous year’s annual meeting. To recommend a candidate, a shareholder should send the candidate’s name, age, credentials (including principal occupation and employment), contact information and the candidate’s consent to be considered to the Chairman of the Corporate Governance Committee in care of the Company at its principal executive office address. The shareholder should also provide the shareholder’s contact information, describe the shareholder’s relationship with the candidate, and include a statement as to the number of shares of Company common stock owned by the shareholder and the length of time such shares have been owned.

The Company does not have a formal procedure for shareholder communication with the Board. In general, members of the Board and executive officers are accessible by telephone or mail. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Corporate Secretary with a request to forward the communication to the intended recipient. In the alternative, shareholders can direct correspondence to the Board to the attention of the Board Chairman, Michael Flannery, or to the attention of the Chairman of the Audit Committee, Charles Crocker, in care of the Company at the Company’s principal executive office address. The Company will forward all such communications to the intended recipient in a timely manner.

The Board held eight meetings during 2004. During 2004, the Audit Committee held seven meetings; the Compensation Committee held four meetings; and the Corporate Governance Committee held two meetings. Each current director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board during the period in which he was a director, and (ii) the number of meetings held by all the committees of the Board on which he served. The Company encourages all incumbent directors, as well as all nominees for election as director, to attend the annual meeting of shareholders. All incumbent directors attended the annual meeting on April 30, 2004.

DIRECTOR REMUNERATION

On December 14, 2004, the Board of Directors conditionally terminated the Company’s then-current arrangements relating to the compensation of the Company’s non-employee directors (the “Outside Directors”) and approved new arrangements. The new arrangements are effective as of January 1, 2005.

Compensation Paid to Outside Directors in 2004. During 2004, each Outside Director was paid an annual retainer fee of $20,000. In addition, each Outside Director was paid $1,000 for every Board meeting attended plus $1,000 for each meeting of a standing committee of the Board attended. Outside Directors who were also Chairmen of a standing committee were paid an additional annual retainer of $3,000.

Under the Company’s Special Non-Employee Director Stock Retainer Fee Plan (the “Retainer Fee Plan”), Outside Directors could apply all or a portion of their 2004 annual retainer on a quarterly basis to the acquisition of options to purchase shares of the Company’s common stock. The number of shares covered by such options was determined by dividing the amount of retainer fees to be applied by the Black-Scholes formula value for the option. Such options have an exercise price equal to the fair market value of the common stock on the grant date. Each option has a term of 10 years and is exercisable immediately upon grant. Messrs. Dodd, Funari and Miller elected to apply all of their 2004 annual retainer fees to the acquisition of options, and each therefore received four stock option grants for an aggregate of 2,892 shares, with an average exercise price of $18.07 per share. Mr. Crocker elected to apply half of his 2004 retainer fees to the acquisition of options, and he therefore received four stock option grants for an aggregate of 1,444 shares with an average exercise price of $18.07 per share.

Under the automatic option grant program in effect under the Company’s 1996 Non-employee Director Stock Option Plan (the “Director Plan”), an individual who first became an Outside Director between 1996 and 2004 would receive an automatic option grant for 3,000 shares of the Company’s common stock upon commencement of Board service, and each individual with six or more months of Board service would receive an automatic option grant for an additional 3,000 shares at each Annual Meeting of Shareholders at which he continued to serve as an Outside Director, whether or not he is standing for re-election at that particular meeting. Each option has a term of 10 years and is exercisable immediately upon grant. On April 30, 2004, the date of the 2004 Annual Meeting of Shareholders, each Outside Director received an automatic option grant under the Director Plan for 3,000 shares of common stock with an exercise price of $16.60 per share, the fair market value per share of common stock on the grant date.

Compensation to be Paid to Outside Directors in 2005. Effective as of January 1, 2005, compensation of Outside Directors is governed by the Company’s Non-Employee Director Compensation Policy and Stock Ownership Guidelines (the “Policy”) and the Company’s Non-Employee Directors Deferred Compensation Plan (the “Deferred Compensation Plan”).

Under the Policy, Outside Directors each receive an annual cash retainer of $25,000, an annual retainer of $25,000 worth of Company common stock, and a fee of $1,500 for each Board or committee meeting attended either in person or by teleconference. In addition, the Chairman of the Audit Committee receives a $10,000 annual cash retainer and the Chairmen of the other Board committees each receive a $7,500 annual cash retainer. The payment of the stock portion of the annual retainer is conditioned on the approval by the Company’s shareholders of Proposal No. 3 relating to the Company’s Employee Stock Option Plan, which would make Outside Directors eligible to receive stock awards under that plan. The Policy also establishes a 5,000 share stock ownership goal for non-employee directors to be achieved within 5 years.

The Deferred Compensation Plan permits each Outside Director to elect to defer receipt of all or any portion of the cash and stock retainers payable to him or her under the Policy. Under the Deferred Compensation Plan, all deferred amounts are credited to individual “stock accounts” which represent a right to receive shares of Company common stock on a deferred basis following termination of Board service. The stock accounts are credited with additional shares based on the deemed reinvestment of dividends. All credits of cash retainers or dividends to the stock accounts are based on the closing market price of the Company’s common stock on the date the amounts are credited. Stock account balances are treated as shares owned for purposes of the stock ownership goal under the Policy. The Policy also permits Outside Directors to elect to receive their cash retainers in shares of Company common stock issued currently.

When the Board adopted the Policy and the Deferred Compensation Plan, it also approved the termination of the Retainer Fee Plan effective as of December 31, 2004 and the termination of the Director Plan effective on the shareholders’ approval of Proposal No. 3 relating to the Company’s Employee Stock Option Plan. If Proposal No. 3 is not approved by the shareholders, the Director Plan will remain in effect in accordance with its terms and each Outside Director will receive an automatic option grant for 3,000 shares of common stock on the date of the 2005 Annual Meeting. The terminations of the Director Plan and the Retainer Fee Plan have no effect on options granted under those plans before the effectiveness of the terminations.

BENEFICIAL OWNERSHIP OF OVER 5% OF POPE & TALBOT COMMON STOCK

The following table lists beneficial owners of more than 5% of Pope & Talbot, Inc. common stock as of December 31, 2004.

	Voting Power		Investment Power
	Sole	Shared	Sole	Shared	Total	Percent of Class
Hotchkis and Wiley Capital Management, LLC(1) 725 S Figueroa Street, Floor 39 Los Angeles, CA 90017-5439	1,026,500	—	1,462,800	—	1,462,800	9.0%
Appaloosa Management, L.P. (2) 26 Main Street Chatham, NJ 07928	8,127	1,036,900	8,127	1,036,900	1,045,027	6.4%
Barclays Global Investors, NA, and Barclays Global Fund Advisors(3) 45 Fremont Street San Francisco, CA 94105	824,586	—	912,298	—	912,298	5.6%

(1)	Information regarding ownership of Hotchkis and Wiley Capital Management, LLC is based solely on information provided as of December 31, 2004 in a Schedule 13G filed by the shareholder.

(2)	Information regarding ownership of Appaloosa Management, L. P. (“AMLP”) is based solely on information provided as of December 31, 2004 in a Schedule 13G filed by the shareholder. Includes 8,127 shares beneficially owned by David A. Tepper, the sole shareholder of the general partner of AMLP.

(3)	Information regarding ownership of Barclays Global Investors, NA, and Barclays Global Fund Advisors is based solely on information provided as of December 31, 2004 in a Schedule 13G filed by the shareholder.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table sets forth the compensation earned by the Company’s Chief Executive Officer and each other person who served as an executive officer in 2004 and received more than $100,000 in salary and bonus in 2004, for services rendered in all capacities to the Company and its subsidiaries for each of the last three years in which such person served as an executive officer. The individuals named in such table will be subsequently referred to as the “Named Executive Officers.”

Summary Compensation Table

	Annual Compensation							Long-Term Compensation Awards				All Other Compensation(3)
Name and Principal Position	Year	Salary(1)		Bonus(1)	Other Annual Compensation			Restricted Stock Awards(2)	Options/ SARs (#)	LTIP Payouts
Michael Flannery President and Chief Executive Officer	2004 2003 2002	$552,816 536,712 524,904		$288,738 — —	$	— — —		$209,840 — —	23,200 75,000 75,000	$51,418 37,141 41,530	(4) (4) (4)	$6,150 6,000 5,117
Richard K. Atkinson(5) Vice President and Chief Financial Officier	2004 2003 —	250,665 11,150 —		$102,637 — —		11,549 — —	(6)	60,200 79,100 —	5,000 5,000 —	— — —		— — —
Maria M. Pope Vice President-Division Mgr. Wood Products	2004 2003 2002	250,713 243,411 242,634	(7)	$167,341 — —		— — —		77,400 — —	6,000 15,000 15,000	— — —		6,005 5,545 5,092
Angel M. Diez Vice President-Division Mgr. Pulp Products Division	2004 2003 2002	249,453 238,407 233,160		$70,967 — —		— — —		68,800 — —	5,500 15,000 15,000	— — —		6,150 5,738 5,087

(1)	Includes salary and bonus deferred under the Company’s Tax Deferred Savings Plan.

(2)	Represents the value of restricted shares granted based on the closing market price of the Company’s common stock on the grant date. On February 27, 2004, restricted stock grants were made to Mr. Flannery for 12,200 shares, Mr. Atkinson for 3,500 shares, Ms. Pope for 4,500 shares and Mr. Diez for 4,000 shares. The restricted shares are subject to forfeiture upon termination of employment and 20% of the shares vest on each of the first five anniversaries of the grant date. All restricted shares will vest upon an involuntary termination of employment within 18 months of a change in control and upon death, disability or reaching age 65. On December 31, 2004, the number of remaining restricted shares and the dollar value of those shares based on the fair market value of $17.11 per share on that date was 27,340 shares with a value of $467,787 for Mr. Flannery, 6,500 shares with a value of $111,215 for Mr. Atkinson, 4,500 shares with a value of $76,995 for Ms. Pope, and 4,000 shares with a value of $68,440 for Mr. Diez. Dividends on restricted shares are paid currently to the holders.

(3)	Consists of contributions made by the Company to the Tax Deferred Savings Plan on behalf of each Named Executive Officer.

(4)

Mr. Flannery received a long-term incentive award on September 9, 1999 when the market price of the Company’s common stock was $12.125. Stock price targets of $14.55 (120% of $12.125), $17.46 (120% of $14.55) and $20.95 (120% of $17.46) were established under the award. Under the terms of the award, if and when the Company’s common stock closes at or above each of the target price levels for 20 consecutive trading days, Mr. Flannery is issued a number of shares of restricted common stock determined by dividing $260,000 by the closing price of the common stock on the 20th trading day. The restricted shares are subject to forfeiture upon termination of employment and 10% of the shares vest on the date of issuance and for an additional 10% on each anniversary thereof until fully vested. All restricted shares will vest if there is an “involuntary termination” of Mr. Flannery’s employment within 18 months of a “change in control,” as those terms are defined in the Company’s form of severance agreement, and upon death, disability, or reaching age 65. See “Employment Contracts, Change in Control Arrangements and Retirement Arrangements.” During 2000, the first two price targets under the award were met and Mr. Flannery was issued 16,640 shares on January 26, 2000 and 13,640 shares on March 23, 2000. The amounts in the table above for 2002, 2003 and 2004 represent the values as of the vesting date of the shares that vested in 2002, 2003, and 2004.

(5)	Mr. Atkinson was hired as Vice President and Chief Financial Officer on December 15, 2003.

(6)	Consists of payment by the Company of certain moving expenses incurred by Mr. Atkinson in relocating to Portland, OR.

(7)	Includes $4,678 paid by the Company to Ms. Pope for accrued vacation benefits.

Stock Option Grants

The following table contains information concerning the grants of stock options to the Named Executive Officers in 2004.

Option Grants in 2004

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price (Per Share)	Grant Date	Expiration Date
Name						5%	10%
Michael Flannery	23,200	36%	$17.20	02/27/04	02/26/14	$250,954	$635,967
Richard K. Atkinson	5,000	8%	17.20	02/27/04	02/26/14	54,085	137,062
Maria M. Pope	6,000	9%	17.20	02/27/04	02/26/14	64,902	164,474
Angel M. Diez	5,500	8%	17.20	02/27/04	02/26/14	59,493	150,768

(1)	Options become exercisable for the option shares in 5 equal installments on the first 5 anniversaries of the grant date. Each option becomes immediately exercisable for all of the option shares in the event the Company is acquired by merger or sale of substantially all of the Company’s assets or outstanding common stock, unless the option is assumed or otherwise replaced by the acquiring entity. Under the terms of executive severance agreements, upon the termination of the optionee’s employment within 18 months after (i) an acquisition of the Company which does not otherwise result in the immediate acceleration of the option or (ii) any hostile change in control of the Company effected by tender offer for 25% or more of the outstanding common stock or proxy contest for Board membership, each option will become immediately exercisable for all of the option shares. Option acceleration under the executive severance agreements will, however, in all instances be limited so as to avoid excess parachute payments under the federal tax laws. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s cessation of service with the Company.

(2)	The potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their maximum 10-year term, assuming the specified compounded rates of appreciation on the Company’s common stock over the option term. However, there is no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level.

Option Exercises and Holdings

The following table sets forth information with respect to the Named Executive Officers concerning exercised options during 2004 and unexercised options held as of that fiscal year-end.

		Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
	Shares Acquired on Exercise	Value Realized (Market Price at Exercise Less Exercise Price)	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised in-the-Money Options at FY-End (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael Flannery	126,953	$1,031,707	165,400	179,800	$340,814	$522,056
Richard K. Atkinson	—	—	3,000	17,000	5,340	21,360
Maria M. Pope	—	—	85,132	41,000	363,986	109,200
Angel M. Diez	45,022	297,116	6,400	43,800	15,104	123,638

(1)	Based upon the market price of $17.11 per share, which was the closing selling price of the Company’s common stock on the last day of the 2004 fiscal year, less the exercise price payable per share.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 regarding equity compensation plans approved by the shareholders and equity compensation plans that were not approved by the shareholders.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	1,015,368	$14.39	305,776
Equity compensation plans not approved by security holders(2)	12,410	—	—

Total	1,027,778	$14.22	305,776

(1)	Includes options for 928,470 shares outstanding under the Company’s Employee Stock Option Plan and 1996 Non-Employee Director Stock Option Plan, 7,300 unissued shares covered by restricted stock awards under the Employee Stock Option Plan, and options for 79,598 shares outstanding under the Company’s Special Non-Employee Director Stock Retainer Fee Plan. Includes 305,776 shares available for future issuance under the Company’s Employee Stock Option Plan and 1996 Non-Employee Director Stock Option Plan.

(2)	Represents the maximum number of shares issuable pursuant to a long-term incentive award granted to Michael Flannery in September 1999 and described in more detail in Footnote 3 to the “Summary Compensation Table” above. In addition, in November 1999, the Company assumed options in connection with the acquisition of the remaining minority interest in Harmac Pacific, Inc. Of those assumed options, options for a total of 23,329 shares with an average exercise price of $13.76 per share remained outstanding at December 31, 2004.

Pension Plans

The following table shows the estimated annual pension benefits payable in the aggregate to a covered participant as a single life annuity beginning at normal retirement age (age 65) under the Company’s qualified defined benefit pension plan and the Company’s Supplemental Executive Retirement Income Plan, which provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code and other applicable limitations on qualified plan benefits. The estimated benefits are based upon the remuneration that is covered under the plans and years of service with the Company and its subsidiaries and are not subject to offsets for Social Security retirement benefits.

Pension Plan Table

Final Average Salary	Years of Service
	15	20	25	30	35
$100,000	$23,578	$31,437	$39,296	$41,796	$44,296
125,000	31,078	41,437	51,796	54,921	58,046
150,000	38,578	51,437	64,296	68,046	71,796
175,000	46,078	61,437	76,796	81,171	85,546
200,000	53,578	71,437	89,296	94,296	99,296
225,000	61,078	81,437	101,796	107,421	113,046
250,000	68,578	91,437	114,296	120,546	126,796
300,000	83,578	111,437	139,296	146,796	154,296
350,000	98,578	131,437	164,296	173,046	181,796
400,000	113,578	151,437	189,296	199,296	209,296
450,000	128,578	171,437	214,296	225,546	236,796
500,000	143,578	191,437	239,296	251,796	264,296
550,000	158,578	211,437	264,296	278,046	291,796
600,000	173,578	231,437	289,296	304,296	319,296
650,000	188,578	251,437	314,296	330,546	346,796

A participant’s compensation covered by the Company’s pension plan is his or her average salary for the five consecutive calendar plan years of the participant’s career for which such average is the highest or, in the case of a participant who has been employed for fewer than five full calendar years, the period of his or her employment with the Company. Covered compensation estimated for Named Executive Officers as of the end of the last calendar year is as follows: Mr. Flannery, $530,897; Ms. Pope, $240,773; Mr. Atkinson, $248,778; and Mr. Diez, $225,494. The years of service for each Named Executive Officer is as follows: Mr. Flannery, 18 years; Ms. Pope, 9 years; Mr. Atkinson, 1 year; and Mr. Diez, 12 years.

Employment Contracts, Change in Control Arrangements and Retirement Arrangements

The Company does not have any employment agreements with any of the Named Executive Officers. However, the Company has entered into severance agreements with each of the Named Executive Officers. Under the severance agreements, the executive officers will be entitled to certain benefits if their employment is involuntarily terminated (other than for cause) within 18 months following a “change in control” (as defined in the severance agreements) of the Company. Involuntary termination is defined in each severance agreement as the officer’s involuntary dismissal (other than for cause) by the Company or the officer’s resignation in connection with a material reduction in the officer’s duties, a reduction in the officer’s level of compensation by more than 20% or a relocation of the officer’s principal place of employment by more than 50 miles.

Upon such an involuntary termination, the officer will be entitled to the following severance benefits: (i) a cash severance payment equal to two times the officer’s annual rate of base salary plus one times the officer’s target bonus for the year in which such termination occurs, (ii) accelerated vesting of all outstanding stock options and (iii) continued health care coverage for the officer and eligible dependents for up to 18 months at the Company’s expense. However, the total benefit package (as valued under the federal parachute tax laws and regulations) will be limited to 2.99 times the officer’s average W-2 wages from the Company for the five calendar years immediately preceding the calendar year in which the change in control occurs. This limitation is designed to prevent the benefit package from becoming an excess parachute payment under the federal tax laws.

Each severance agreement contains a detailed procedure for valuing the officer’s total benefit package and determining whether or not the total value of the package exceeds the parachute payment limitation. In no event, however, will benefits be reduced if they are found to represent reasonable compensation for the officer’s services with the Company before involuntary termination.

In the event benefits were to become due in the year ending December 31, 2005 under the severance agreements currently in effect for the Named Executive Officers, the maximum amounts payable would be as follows: Mr. Flannery, $2,846,253; Mr. Atkinson, $824,968; Ms. Pope, $884,777; and Mr. Diez, $970,131.

In 1999, Peter T. Pope waived his vested right to receive retirement benefits under the Company’s Supplemental Executive Retirement Income Plan. These benefits would have paid $81,264 to him per year for life and then half of that amount to his surviving spouse for her life. Also in 1999, the Company entered into a split-dollar life insurance agreement with Maria M. Pope as trustee of a trust for the benefit of Mr. Pope’s grandchildren (the “Trust”). Under this agreement, the Company will pay the premiums on a life insurance policy obtained by the Trust on the lives of Mr. Pope and his spouse. The premiums equal $229,261 per year for seven years, or total premiums of $1,604,827. All premiums paid by the Company will be reimbursed by the Trust, without interest, in 2015 or earlier upon the death of Mr. Pope and his spouse.

REPORT OF THE COMPENSATION COMMITTEE

EXECUTIVE COMPENSATION REPORT

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

It is the duty of the Compensation Committee to set the base salary of the Company’s executive officers and to administer the Company’s Employee Stock Option Plan under which grants may be made to such officers and other key employees. In addition, the Compensation Committee administers the Company’s Executive Incentive Plan under which the Company’s executive officers and other key employees may earn bonuses each year based upon individual performance and the Company’s attainment of specified performance goals.

General Compensation Policy

The fundamental policy of the Compensation Committee in compensation matters is to offer the Company’s executive officers competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is an objective of this policy to have a substantial portion of each officer’s total annual compensation contingent upon the achievement of earnings targets and performance goals while aligning management’s interest with stockholders’ interest. Accordingly, each executive officer’s compensation package is composed of three elements: (i) base salary that is designed primarily to be competitive with base salary levels in effect both at companies within the forest products industry that are of comparable size to the Company and at companies outside of such industry with which the Company competes for executive talent; (ii) annual variable performance awards payable in cash and tied to the achievement of financial and other performance goals, established by the Compensation Committee; and (iii) long-term stock-based incentive awards that strengthen the alignment of interests between the executive officers and the Company’s shareholders. As an employee’s level of responsibility and accountability within the Company increases over time, a greater portion of his or her total compensation is intended to be dependent upon Company and personal performance rather than upon base salary.

To facilitate the implementation of these policies, the Compensation Committee has in the past employed, and expects to continue to employ, the services of a nationally recognized, independent compensation consulting firm.

The principal factors that were considered by the Compensation Committee in establishing the components of each officer’s compensation package for 2004 are summarized below:

•	Base Salary. The base salary for each executive officer is determined on the basis of internal comparability considerations and the base salary levels in effect for comparable positions at other companies, both inside and outside the industry. Within the forest products industry the comparison group consists of 55 companies of which 14 are included in the Value Line Paper and Forest Products Index, which is included in the stock price performance graph on page 20. The base salary level for executive officers is generally at the median level of the data that reflects companies of our size determined for such individuals on the basis of the external salary data provided to the Compensation Committee by the independent compensation consulting firm. Salaries are reviewed on an annual basis, with adjustments to each executive officer’s base salary based upon salary increases paid by the Company’s competitors, changes in duties and individual performance.

•	Annual Incentive Compensation. Annual bonuses may be earned by executive officers under the Company’s Executive Incentive Plan, but only if the Company’s earnings for the year exceed a threshold of 4% of shareholders’ equity, as measured at the start of the year. Under this plan, 70% of each participant’s target bonus is based solely on earnings performance against the Company-wide financial performance objective for 2004 of a 9% return on equity, with this portion of each divisional officer’s bonus being partially dependent on his or her division’s performance against its expected contribution towards the Company-wide objective. Under this portion of the bonus program, a 4% return on equity or lower results in no bonus, and a 14% return on equity or higher results in a bonus of two times target. The remaining 30% of each participant’s target bonus is based on the Compensation Committee’s subjective evaluation of the participant’s performance against individual goals. The Compensation Committee establishes the target bonus for each executive officer at 40% to 50% of base salary (in accordance with his or her position at the Company), and the maximum bonus is limited to two times the target bonus. In 2004, the Company achieved a return on beginning equity of 7.6%, with the Wood Products division’s contribution exceeding its maximum bonus level and the Pulp division’s contribution failing to meet its threshold bonus level. The bonuses paid for 2004 to each of the Named Executive Officers are set forth in the Bonus column of the Summary Compensation Table.

•	Long-Term Incentive Compensation. In 2003, with the help of an independent compensation consultant, the Committee conducted a review of the organization’s long-term incentive program, in the context of its overall executive compensation program. Based on its objectives of aligning executive and shareholder interests and creating executive ownership through an equity stake in the business, the Compensation Committee approved a new program consisting of restricted stock grants and grants of stock options.

In February 2004, the Compensation Committee approved grants of restricted stock and stock options to each of the Company’s executive officers under the Company’s Employee Stock Option Plan. The total grant to each executive officer is based on competitive median grant levels for comparable companies and the annual budget of stock available to grant with a target of 60% of the total value delivered through restricted stock and 40% of the total value in the form of stock option grants. Restricted stock and stock option grants vest in equal installments over a five-year period, contingent upon the executive officer’s continued employment with the Company.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus generally paid by the Company do not exceed this limit. Upon the exercise of nonqualified stock options the excess of the current market price over the option price (option spread) is treated as compensation and, therefore, it may be possible for option exercises by an officer in any year to cause the officer’s total compensation to exceed $1 million. Under IRS regulations, option spread compensation from options that meet certain requirements will not be subject to the $1 million cap on deductibility, and it is the Company’s current policy generally to grant options that meet those requirements.

Compensation of the Chief Executive Officer

In setting the compensation payable to the Company’s Chief Executive Officer, Michael Flannery, the Compensation Committee has sought to establish a competitive rate of base salary, while at the same time tying a significant percentage of his overall compensation package to value, Company profitability and individual performance.

The Chief Executive Officer’s base salary is established through an evaluation of salaries paid to similarly situated chief executive officers both at companies in the forest products industry that are of comparable size to the Company and at companies in other industries with which the Company competes for executive personnel. These same companies form the peer group for comparative compensation purposes for all other executive officers of the Company. In setting the Chief Executive Officer’s base salary, it is the intent of the Compensation Committee to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. In February 2004, the Compensation Committee conducted its annual review of Mr. Flannery’s base salary level and increased his base salary by 3% effective April 1, 2004. The increase was designed to maintain Mr. Flannery’s base salary at approximately the median level for chief executive officers at the surveyed companies.

Mr. Flannery’s target bonus for 2004 was 50% of his base salary. On the basis of (i) the Company’s achievement of a 7.6% return on beginning equity in 2004, and (ii) the Compensation Committee’s subjective evaluation of Mr. Flannery’s individual performance against goals for the year, Mr. Flannery received a cash bonus under the Executive Incentive Plan of 104% of target, or $288,738.

In February 2004, the Compensation Committee granted Mr. Flannery options to purchase 23,200 shares of the Company’s common stock and a restricted stock grant of 12,200 shares under the Employee Stock Option Plan. The total grants were based on an evaluation of competitive median grant levels and the annual budget of stock available to grant. The competitive median grant levels were prepared and reported to the Compensation Committee by the independent compensation consulting firm retained by the Committee.

In an effort to align shareholders and Mr. Flannery’s interests and his long-term commitment to the Company’s success, the Board approved in September 1999 an initiative to increase Mr. Flannery’s stock ownership. The goal of the initiative is for Mr. Flannery to increase his ownership of Company stock over a period of ten years to a number of shares valued at approximately 3 times his base salary. He is encouraged to increase his ownership by doing the following: (i) investing 50% of his after-tax annual bonus in Company common stock; and (ii) after any stock option exercise, retaining at least 50% of the after-tax stock option gain in Company common stock. As part of this initiative, the Board approved the award to Mr. Flannery of restricted stock based on 20% increases in the Company’s stock price as described in Footnote 3 to the Summary Compensation Table.

Compensation Committee

Robert Stevens Miller, Jr., Chairman

Gordon P. Andrews

Robert G. Funari

Kenneth G. Hanna

STOCK PERFORMANCE CHART

The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company’s common stock during the five fiscal-year period ended December 31, 2004 with the cumulative total return on the Russell 2000 Index and the Value Line Paper and Forest Products Index for that same period. The comparison assumes $100 was invested on December 31, 1999 in the Company’s common stock and in each of the foregoing indices and assumes reinvestment of dividends.

Comparative Five-Year Total Returns

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended December 31, 2004 with all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than 10% beneficial owners.

REPORT OF THE AUDIT COMMITTEE

[NOTE for purposes of preliminary proxy statement: The following is the form of Report of the Audit Committee expected to be included in the definitive proxy statement. As of the date of filing of the preliminary proxy statement, the actions described in this report had not been taken.]

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS 61, Communication with Audit Committees, as amended;

•	Received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, and has discussed KPMG’s independence with representatives of KPMG; and

•	Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Audit Committee

Charles Crocker, Chairman

Gordon P. Andrews

David J. Barram

Lionel G. Dodd

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO

THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION

The Board of Directors has adopted, and submitted to the shareholders for approval, a proposed amendment to Article Fourth of the Company’s Restated Certificate of Incorporation that would increase the number of authorized shares of common stock from 20 million shares to 30 million shares. As of the close of business on December 31, 2004, a total of 16,241,768 shares of common stock were issued and outstanding (excluding treasury shares), and 1,356,883 shares of common stock were reserved for issuance pursuant to the Company’s stock option plans and an outstanding long-term incentive award, leaving a remainder of only 2,401,349 authorized shares available for future issuance for other purposes. An additional 750,000 shares are proposed to be reserved for issuance under the Employee Stock Option Plan subject to shareholder approval under Proposal No. 3 in this proxy statement. In addition, in 2004, the Company filed, and the Securities and Exchange Commission declared effective, a Registration Statement on Form S-3 (commonly known as a “shelf registration”) pursuant to which the Company may, from time to time, sell for cash to the public up to $100,000,000 of common stock, preferred stock, senior debt securities or subordinated debt securities. The Board believes it desirable for the Company to issue additional common stock to improve its capital structure and, subject to market conditions and judgments regarding optimal timing, the Company may offer common stock in the near future under the shelf registration. Except for possible issuance in a shelf offering or under the Company’s equity compensation plans, the Company has no current plans, proposals or arrangements for the issuance of any of the additional shares to be authorized under this Proposal.

If approved, the increased number of authorized shares of common stock will provide the Company with the ability to issue shares in connection with financings, stock dividends, employee and non-employee director compensation plans, acquisitions and other general corporate purposes. The shares could be issued from time to time for such purposes as the Board may approve and, unless required by applicable law or stock exchange rules, no further vote of the shareholders of the Company will be required.

The authorization of additional shares of common stock could have an anti-takeover effect, although that is not the intention of this proposal. For example, without further shareholder approval, the Board of Directors could sell common stock in a private transaction to purchasers who would oppose a takeover, thereby potentially preventing a transaction favored by a majority of independent shareholders under which shareholders would have received a premium for their shares over then current market prices. Other existing provisions applicable to the Company that might have a material anti-takeover effect include: a) the Company’s shareholder rights plan, as set forth in the Rights Agreement dated April 3, 1998, which effectively prevents any person or group from acquiring more than 15% of the outstanding common stock without Board approval; b) Section 203 of the Delaware General Corporation Law, which places restrictions on business combination transactions with persons or groups that own 15% or more of the outstanding common stock, unless the transaction is approved by the Board; c) the Board of Directors is divided into three classes with staggered three-year terms, so that directors from only one class are elected at each annual meeting of shareholders;

d) directors may be removed only for cause; e) only the Board of Directors, a majority of the members of the Board, or a duly authorized committee of the Board may call special meetings of the shareholders; f) shareholder action can be taken only at annual or special meetings and cannot be taken by written consent in lieu of a meeting; g) executive severance agreements, and provisions in options and restricted stock awards, provide benefits or accelerated benefits to executives and other employees upon a change in control of the Company, as described elsewhere in this proxy statement; h) the Board of Directors can fix the voting rights, redemption rights, conversion rights and other rights relating to authorized but unissued shares of preferred stock and can issue that stock in either private or public transactions without shareholder approval; and i) the Board of Directors may amend or repeal the bylaws without shareholder approval, and shareholders may amend or rescind bylaw provisions only if holders of at least two-thirds of the total voting power of all outstanding shares of our stock entitled to vote in the election of directors, considered as one class, approve such action. The Board has no knowledge of any present efforts to accumulate shares of the Company’s common stock in the market or to gain control of the Company and has no present intention to adopt any other provisions or enter into any other arrangements that would have a material anti-takeover effect.

The additional shares of common stock for which authorization is sought would have the same characteristics as the shares of common stock now authorized. Holders of common stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company.

Recommendation by the Board of Directors

The Board of Directors recommends that the amendment to the Company’s Restated Certificate of Incorporation be approved. The affirmative vote of the holders of a majority of the outstanding shares of common stock is required for approval of Proposal No. 2. Abstentions and broker nonvotes have the same effect as “no” votes in determining whether the amendment is approved. The proxies will be voted for or against the proposal or as an abstention, in accordance with the instructions specified on the proxy card. If no instructions are given, proxies will be voted for approval of the amendment to the Restated Certificate of Incorporation.

PROPOSAL NO. 3

APPROVAL OF AMENDMENTS TO THE EMPLOYEE STOCK OPTION PLAN

The Board of Directors believes that the availability of stock options and other stock-based incentives under the Company’s Employee Stock Option Plan (the “Plan”) is important to the Company’s ability to attract and retain experienced employees and to provide an incentive for them to exert their best efforts on behalf of the Company. As of March 2, 2005, out of a total of 2,500,000 shares of Company common stock reserved for issuance under the Plan and the Company’s 1996 Non-Employee Director Stock Option Plan (the “Director Plan,” and together with the Plan, the “Plans”), only 184,476 shares remained available for grant.

The Board of Directors believes additional shares will be needed under the Plan to provide appropriate incentives to key employees. Accordingly, on March 2, 2005, the Board of Directors approved an amendment to the Plan, subject to shareholder approval, to reserve an additional 750,000 shares of common stock under the Plans, thereby increasing the total number of shares reserved for issuance under the Plans from 2,500,000 to 3,250,000 shares. On December 14, 2004, the Board of Directors had previously approved other amendments to the Plan, also subject to shareholder approval, to:

•	make non-employee directors eligible to receive awards under the Plan. (This amendment is necessary to authorize the annual awards of common stock to non-employee directors contemplated by the new Non-Employee Director Compensation Policy adopted on December 14, 2004. Accordingly, if this Proposal No. 3 is approved, each of the seven non-employee directors will receive $25,000 worth of common stock on the date of the Annual Meeting under the new policy. See “Director Remuneration.”);

•	change the name of the Plan from the “Employee Stock Option Plan” to the “Stock Incentive Plan” consistent with the expansion of eligibility to include non-employee directors and the use of the Plan to grant restricted stock as well as stock options;

•	eliminate the Compensation Committee’s ability to price options under the Plan at less than 100% of the per share price of the Company’s common stock as quoted on the NYSE on the grant date; and

•	eliminate the Compensation Committee’s ability to cancel and regrant options under the Plan.

In addition, shareholder approval of this proposal will constitute reapproval of the per-employee limit on grants of options under the Plan of 200,000 shares annually. This reapproval is required every five years for compliance with regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). See “Tax Consequences.”

The Company’s shareholders last approved an increase in the number of shares authorized to be issued under the Plans from 2,000,000 shares to 2,500,000 shares at the 2001 Annual Meeting. During 2002 and 2003, the Company granted stock options for a total of 238,000 shares and 248,000 shares, respectively, while option cancellations due to expirations and employee terminations totaled 67,000 shares and 213,000 shares, respectively. The Company added restricted stock awards as a standard feature of its equity compensation program for employees in 2004 and, in 2004, total equity compensation awards of 140,420 shares consisted of options for 99,220 shares and restricted stock for

41,200 shares. Option cancellations totaled 59,000 shares in 2004. In addition, subject to shareholder approval of this Proposal No. 3, the Director Plan, under which each Outside Director previously received option grants for 3,000 shares each year, will be terminated, and will be replaced by the annual awards of $25,000 worth of common stock under the new Non-Employee Director Compensation Policy, also reducing the use of stock in the future. See “Compensation to be Paid to Outside Directors in 2005.”

The complete text of the Plan, marked to show the proposed amendments, is attached to this proxy statement as Exhibit B. The following description of the Plan is a summary of certain provisions and is qualified in its entirety by reference to Exhibit B.

Description of the Plan

Eligibility. All key employees (including officers) of the Company and its subsidiaries are currently eligible to be selected for awards under the Plan. The proposed amendments would also make Outside Directors eligible to receive grants under the Plan. The number of persons who currently hold options granted under the Plan is approximately 38.

Administration. The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee has full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. The Committee determines the individuals to whom awards are made under the Plan, the amount of the awards, and the other terms and conditions of the awards. The Committee may also extend post-termination exercise periods, accelerate exercisability, and give individuals an election to surrender existing awards in exchange for the grant of new awards.

Term of Plan. The Plan will continue until all shares available for issuance under the Plans have been issued. The Board of Directors has the power to amend, suspend, or discontinue the Plan at any time. Under the terms of the Plan, shareholder approval of amendments to the Plan is required only of Plan amendments that materially increase the number of shares available for issuance under the Plans.

Stock Options. The Committee may grant stock options to eligible individuals under the Plan. The Committee will determine the individuals to whom options will be granted, the exercise price of each option, the number of shares to be covered by each option, the period of each option, the times at which each option may be exercised, and whether each option is an Incentive Stock Option (intended to meet all of the requirements of an Incentive Stock Option as defined in Section 422 of the Code) or a nonqualified stock option. No individual may be granted options for more than 200,000 shares in any calendar year. If an option is an Incentive Stock Option, the exercise price must be at least 100 percent of the fair market value of the underlying shares on the date of grant. If a grantee of an Incentive Stock Option at the time of grant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company, the exercise price may not be less than 110 percent of the fair market value of the underlying shares on the date of grant. As proposed to be amended, if the option is a non-qualified stock option, the exercise price may not be less than 100 percent of the fair market value of the underlying shares on the date of grant. For purposes of determining the exercise price of options granted under the Plan, the fair market value of the common stock shall be its closing price, as officially quoted on the New York Stock Exchange Composite-Tape (or any similar successor quotation system), on the grant date. No monetary consideration will be paid to the Company upon the granting of options.

Options may be granted for varying periods established at the time of grant, not to exceed 10 years from the date of grant. Options are nontransferable except in the event of the death of the holder. Options will be exercisable in accordance with the terms of an option agreement entered into at the time of the grant. In the event of the death or other termination of an optionee’s employment with the

Company, the Plan provides that the optionee’s options may be exercised for up to one year thereafter. The Plan also provides that upon any termination of employment, the Committee may extend the exercise period for any period up to the expiration date of the option and may increase the portion of the option that is exercisable.

The purchase price for shares purchased pursuant to the exercise of options must be paid in cash or in whole or in part in shares of common stock. Upon the exercise of an option, the number of shares subject to the option and the number of shares available for issuance under the Plans will be reduced by the number of shares issued upon exercise of the option. Option shares that are not purchased prior to the expiration, termination or cancellation of the related option will become available for future awards under the Plan.

Stock Bonuses. The Plan authorizes the Committee to award common stock to eligible individuals as stock bonuses under the Plan. The Committee will determine the individuals to receive stock bonuses, the number of shares to be awarded and the time of the award. No cash consideration (other than tax withholding amounts) will be paid by bonus recipients to the Company in connection with stock bonuses. Shares received as a stock bonus may be subject to terms, conditions and restrictions as determined by the Committee. Restrictions may include restrictions concerning transferability, forfeiture of the shares issued, or such other restrictions as the Committee may determine. Stock bonus shares that are forfeited to the Company will be available for future grant under the Plan.

Restricted Stock. The Plan authorizes the Committee to award restricted shares to eligible individuals in such amounts, for such consideration (including promissory notes and services), subject to such restrictions, and on such terms as the Committee may determine. Restrictions may include restrictions concerning transferability, repurchase by the Company, forfeiture of the shares issued, or such other restrictions as the Committee may determine. Restricted shares that are forfeited to or repurchased by the Company will be available for future grant under the Plan.

Acceleration in Certain Events. The Plan provides for automatic acceleration of the vesting of options granted under the Plan in the event that the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger, reorganization or liquidation (“Corporate Transaction”), except that options will not be accelerated if the terms of the agreement require as a prerequisite for the consummation of the Corporate Transaction that such option is either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable option to purchase shares of capital stock of the successor corporation or parent thereof.

Tax Consequences

Under federal income tax law currently in effect, the optionee will recognize no regular income upon grant or exercise of an Incentive Stock Option. However, the amount by which the market value of shares issued upon exercise of an Incentive Stock Option exceeds the option price is included in the option holder’s alternative minimum taxable income and may, under certain conditions, be taxed under the alternative minimum tax. If an employee exercises an Incentive Stock Option and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, any gain realized on subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an employee disposes of shares acquired upon exercise of an Incentive Stock Option before the expiration of either the one-year holding period or the two-year waiting period, any amount realized will be taxable as ordinary compensation income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. The

Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or exercise of an Incentive Stock Option. Upon any disqualifying disposition by an employee, the Company will generally be entitled to a deduction to the extent the employee realized ordinary income.

Under federal income tax law currently in effect, no income is realized by the grantee of a non-qualified stock option until the option is exercised. At the time of exercise of a nonqualified stock option, the optionee will realize ordinary compensation income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold on the income amount if the optionee is an employee. Upon the sale of shares acquired upon exercise of a nonqualified stock option, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will be treated as long-term or short-term capital gain depending on the holding period.

An individual who receives stock in connection with the performance of services will generally realize taxable income at the time of receipt unless the shares are substantially nonvested for purposes of section 83 of the Code and no section 83(b) election is made. If the shares are not vested at the time of receipt, the employee will realize taxable income in each year in which a portion of the shares substantially vest, unless the employee elects under section 83(b) within 30 days after the original transfer. The Company will generally be entitled to a tax deduction in the amount includable as income by the recipient at the same time or times as the recipient recognizes income with respect to the shares. The Company is required to withhold on the income amount if the recipient is an employee.

Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. Under IRS regulations, compensation received through the exercise of an option will not be subject to the $1,000,000 limit if the option and the plan pursuant to which it is granted meet certain requirements. One requirement is shareholder approval at least once every five years of a per-employee limit on the number of shares as to which options may be granted. Approval of this Proposal No. 3 will constitute reapproval of the per-employee limit under the Plan previously approved by the shareholders. Other requirements are that the option be granted by a committee of at least two outside directors and that the exercise price of the option be not less than fair market value of the common stock on the date of grant. Accordingly, the Company believes that if this proposal is approved by shareholders, compensation received on exercise of options granted under the Plan in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

Recommendation by the Board of Directors

The Board of Directors recommends that the amendments to the Plan be approved. If holders of a majority of the shares of common stock vote on the proposal, Proposal No. 3 will be adopted if a majority of the votes cast are cast for the proposal. Abstentions are considered votes cast and have the same effect as “no” votes in determining whether the proposal is adopted. Broker nonvotes are not counted as voted on the proposal and therefore have no effect on the results of the vote. The proxies will be voted for or against the proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the amendments to the Plan.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005 subject to ratification by the shareholders at the Annual Meeting. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions. The Board of Directors recommends that the shareholders approve this appointment. Although this appointment is not required to be submitted to a vote of the shareholders, the Company continues to believe it appropriate, as a matter of policy, to request shareholder ratification.

Fees, including expenses, billed by KPMG for audit and other professional services for the years ended December 31, 2004 and 2003 were as follows:

	2004	2003
Audit fees(1)	$1,199,834	$360,950
Audit related fees(2)	26,582	177,036
Tax fees(3)	97,459	199,085
All other fees(4)	16,185	25,829

(1)	Audit services include the annual audit (including required quarterly reviews and, in 2004, the required audit of internal control over financial reporting) and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on the Company’s consolidated financial statements and services that only such firm can reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or related thereto.
(2)	Audit related fees include employee benefit plan audits, documentation assistance with respect to internal controls, and a regulatory audit report regarding customs items.
(3)	Tax fees included tax compliance and advice, and preparation of foreign tax returns for employees. Tax fees in 2003 and 2004 included tax advice related to debt structuring.
(4)	Fees associated with the third party verification audit of the Company’s Canadian woodlands operations under the Sustainable Forestry Initiative program.

In accordance with the Sarbanes-Oxley Act of 2002, all audit and non-audit services rendered by KPMG must be approved in advance by the Audit Committee.

SHAREHOLDER PROPOSALS

The Company’s bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2006 Annual Meeting of Shareholders, the shareholder’s notice must be received at the Company’s principal executive office no later than February 4, 2006. In addition, any shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2006 Annual Meeting of Shareholders must be received at the Company’s principal executive office no later than November 30, 2005.

SOLICITATION OF PROXIES

The cost of soliciting proxies in the enclosed form will be paid for by the Company. In addition to solicitation by mail, officers and other employees of the Company may solicit proxies personally or by telephone. The Company has engaged Morrow & Co., Inc. as proxy solicitor for purposes of soliciting proxies with respect to Proposal Nos. 2 and 3 at a cost of $7,500, plus expenses. In addition, the Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

OTHER MATTERS

The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting. However, if other matters come before the meeting, the persons named in each proxy intend to vote it in accordance with their best judgment.

ANNUAL REPORT - FINANCIAL MATTERS

The Company’s Annual Report on Form 10-K including financial statements for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, is enclosed herewith. Copies of the 2004 Annual Report on Form 10-K may be obtained from Mr. Richard K. Atkinson, Vice President, Chief Financial Officer and Secretary, Pope & Talbot, Inc., P.O. Box 8171, Portland, Oregon 97207. Copies of the Company’s Annual Report on Form 10-K including financial statements and schedules can also be obtained through the Securities and Exchange Commission’s internet site at www.sec.gov, or through our internet site at www.poptal.com.

By order of the Board of Directors

/s/ RICHARD K. ATKINSON
Richard K. Atkinson
Vice President, Chief Financial Officer and Secretary

Exhibit A

AUDIT COMMITTEE CHARTER

I.	DESIGNATION AND MEMBERSHIP

The Board of Directors (the “Board”) of Pope & Talbot, Inc. (including its subsidiaries, the “Company”) will appoint from among its members an Audit Committee (the “Committee”) and will designate one such member to serve as the Chairman of the Committee. The Board will designate the membership of the Committee after considering the recommendation of the Corporate Governance Committee. The Committee will consist of at least three members of the Board, with each member meeting the independence and financial literacy requirements of the New York Stock Exchange, as and when required by those standards, and with at least one member meeting the financial expertise requirements of the New York Stock Exchange and the Securities and Exchange Commission. Members may be removed by the Board at any time.

II.	PURPOSES

The primary purposes of the Committee are to (i) assist the Board in discharging the Board’s responsibilities relating to oversight and monitoring (a) the integrity of the financial statements of the Company, (b) the compliance by the Company with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, and (d) the performance of the Company’s internal audit function and independent auditors in that the Company’s internal audit function and its independent auditors report directly to the Audit Committee; and (ii) prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

III.	DUTIES AND RESPONSIBILITIES

1.	The Committee will meet as often as it determines, but not less frequently than quarterly. The Committee will provide copies of the minutes of each of its meetings to the Board and will additionally make regular reports to the Board.

2.	The Committee will have the sole authority and be directly responsible to appoint (subject, in the Committee’s discretion, to shareholder ratification), retain, compensate, evaluate and terminate the independent auditor, and the independent auditor will report directly to the Audit Committee. The Committee will be directly responsible for oversight of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting. The Committee will consult with management but will not delegate these responsibilities.

3.	The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee will meet separately with management, the internal auditors and the independent auditor in executive sessions at least quarterly.

4.	With respect to financial statement and disclosure matters, the Committee:

(a)	will review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

(b)	will review and discuss with management and the independent auditor the Company’s quarterly financial statements, including disclosures made in management’s discussion and analysis, prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

(c)	will discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s annual and quarterly financial statements, including (i) any significant changes in the Company’s selection or application of accounting principles, (ii) any major issues as to the adequacy of the Company’s internal controls or disclosure controls and procedures, (iii) any special audit steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal controls over financial reporting, (iv) the development, selection and disclosure of critical accounting estimates, and (v) analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements.

(d)	will discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

(e)	will discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

(f)	will discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

(g)	will, before the filing of each Form 10-K of the Company, discuss with the independent auditor the matters required to be communicated by the auditor to the Committee under Statement on Auditing Standards No. 61 and Rule 2-07 of Regulation S-X in connection with the audit of the financial statements included in the Form 10-K. In particular, the Committee will discuss:

(i)	all critical accounting policies and practices used by the Company, and the adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management;

(ii)	any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management;

(iii)	all alternative accounting treatments of financial information within GAAP that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditor; and

(iv)	other material written communications between the independent auditor and management, including management representation letters and responses, reports on observations and recommendations on internal controls, schedules of unadjusted audit differences and any listing of adjustments and reclassifications not recorded, and any other material correspondence between the independent auditor and management.

(h)	will review and discuss with the independent auditor and management (including the senior internal auditor) the Company’s internal controls report and the independent auditor’s attestation of the report before the filing of the Company’s Form 10-K.

(i)	will review disclosures by the Company’s CEO and CFO during their certification process for the Company’s Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

(j)	will provide direction to and oversight of the Company’s pension and financial hedging management.

5.	The Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services (including the terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act that are approved by the Committee before the completion of the audit. The Chairman of the Committee has the specific authority to pre-approve such services as and when appropriate, provided that the Chairman report such pre-approvals to the full Committee at its next scheduled meeting.

6.	With respect to oversight of the Company’s relationship with its independent auditor, the Committee:

(a)	will review the experience and qualifications of the senior members of the independent auditor team.

(b)

will obtain and review a report from the independent auditor at least annually regarding (i) the auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues, and (iv) all relationships between the independent auditor and the Company. In connection with its review of that report and the independent auditor’s work throughout the year, the Committee will evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Committee will present its conclusions to the Board and, if so determined by the Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

(c)	will oversee the rotation of the lead audit partner as and when that rotation is required to occur and consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

(d)	will set clear policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account.

(f)	may discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

(g)	will meet with the independent auditor prior to the audit to discuss the independent auditor’s planning and staffing of the audit.

7.	With respect to oversight of the Company’s internal audit function, the Committee:

(a)	will review the appointment and performance of the senior internal auditor.

(b)	will review the significant reports to management prepared by the internal auditing staff and management’s responses.

(c)	will discuss with the independent auditor the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

8.	With respect to compliance oversight responsibilities, the Committee:

(a)	will obtain from the independent auditor acknowledgement that the provisions of Section 10A of the Securities Exchange Act of 1934 (regarding, among other things, audit procedures designed to detect illegal acts and related-party transactions and the Company’s operations as a going concern) have been observed.

(b)	obtain reports from the Company’s Director of Human Resources, the Company’s senior internal auditor and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Corporate Code of Business Conduct and Ethics. The Committee will also review reports and disclosures of insider and affiliated party transactions and advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Corporate Code of Business Conduct and Ethics.

(c)	will promptly publicly disclose, consistent with the rules of the New York Stock Exchange and applicable law, rule and regulation, (i) any waiver of the Company’s Code of Business Conduct and Ethics in favor of any director, executive officer, principal financial or accounting officer, or controller (or person performing similar functions) of the Company, and (ii) any amendment to the Company’s Code of Business Conduct and Ethics.

(d)	will discuss with management and the independent auditor any material correspondence between the Company and regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

(e)	will discuss with the Company’s management or legal counsel legal matters that may have a material impact on the financial statements, internal controls or the Company’s compliance policies.

9.	The Committee will establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

10.	The Committee will annually review its own performance and this Charter and recommend to the Board any proposed changes to this Charter.

IV.	OTHER PROVISIONS

1.	The Committee has authority to obtain advice and assistance from independent legal, accounting or other advisors. The Company will pay all compensation of such advisors approved by the Committee as well as all other ordinary administrative expenses of the Committee that are necessary or appropriate to carry out its duties.

2.	Except as prohibited by this Charter, the Committee may form and delegate authority to subcommittees as appropriate.

3.	The Committee may designate a non-member to serve as secretary at committee meetings to keep meeting minutes.

4.	While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, to assess and manage the Company’s exposure to risk or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles in the United States and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Exhibit B

[EMPLOYEE] STOCK [OPTION] INCENTIVE PLAN*

(formerly known as the Employee Stock Option Plan)

(As Amended as of [January 1, 2004] May 5, 2005)

I.	PURPOSE OF THE PLAN

This [Employee] Stock [Option] Incentive Plan (the “Plan”) is intended to promote the interests of Pope & Talbot, Inc. (the “Corporation”) and its subsidiaries by providing a method whereby the non-employee members of the Board of Directors of the Corporation (the “Board”) and the employees of the Corporation and its subsidiaries who are primarily responsible for the management, growth and success of the business may be offered incentives and rewards which will encourage them to continue [in the employ] as directors or employees of the Corporation or its subsidiaries.

II.	ADMINISTRATION OF THE PLAN

(a) The Plan shall be administered by the [Human Resources and Nominating] Compensation Committee (the “Committee”) appointed from time to time by the [Corporation’s] Board [of Directors (the “Board”)]. The Committee shall consist of two (2) or more Board members who shall serve for such term as the Board may determine and shall be subject to removal by the Board at any time.

(b) The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all persons who have an interest in the Plan.

III.	STOCK SUBJECT TO THE PLAN

(a) The stock which is to be made the subject of the options or stock awards granted under the Plan shall be the Corporation’s authorized but unissued or reacquired common stock (the “Common Stock”). In connection with the issuance of shares under the Plan, the Corporation may repurchase shares of Common Stock on the open market or otherwise. The total number of shares issuable in the aggregate under the Plan and the Corporation’s 1996 Non-Employee Director Stock Option Plan (the “Director Plan,” and together with the Plan, the “Plans”) shall not exceed [2,500,000] 3,250,000 shares. No new options will be granted under the Director Plan after May 4, 2005.

(b) The number of shares of Common Stock available for issuance under the Plans shall be subject to adjustment in accordance with the following guidelines:

(1) If any outstanding option granted under the Plans expires or is terminated or cancelled for any reason prior to exercise in full, then the unissued shares of Common Stock

*	Matter that is bold and underlined is new; matter in [italics and brackets] is to be deleted.

subject to the unexercised portion of such option may become the subject of subsequent stock option grants or stock awards under the [Plans] Plan. If shares awarded pursuant to Section VII are forfeited to or repurchased by the Corporation, the number of shares of Common Stock forfeited or repurchased may become the subject of subsequent stock option grants or stock awards under the [Plans] Plan.

(2) Should the exercise price of an outstanding option under the Plans be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plans be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an outstanding option under the Plans, then the number of shares of Common Stock available for issuance under the Plans shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock actually issued to the option holder.

(3) Should shares of Common Stock issued under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with a stock award under Section VII, then the number of shares of Common Stock available for issuance under the Plans shall nevertheless be reduced by the gross number of shares issued under the stock award, and not by the net number of shares of Common Stock retained by the optionee or award recipient.

(c) In no event shall any one participant in the Plan receive stock options for more than 200,000 shares of Common Stock in the aggregate per calendar year.

(d) In the event that any change is made to the Common Stock issuable under the Plan or subject to any outstanding stock option granted under the Plan (whether by reason of (I) any merger, consolidation or other reorganization or (II) any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change in corporate structure effected without the Corporation’s receipt of consideration), appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plans, (ii) the maximum number and/or class of securities for which stock options may be granted under the Plan to any one participant per calendar year, and (iii) the number and/or class of securities and price per share in effect under each outstanding stock option.

IV.	SELECTION OF AWARD RECIPIENTS

The persons who shall be eligible to receive options or stock awards under the Plan shall be the non-employee members of the Board (“Outside Directors”) and such key employees of the Corporation and its subsidiaries (including officers, whether or not they are directors) as the Committee shall from time to time select. [Non-employee members of the Board shall not be eligible to participate in this Plan.]

V.	TERMS AND CONDITIONS OF STOCK OPTIONS

The Committee shall have the sole and exclusive authority to grant to the selected key employees and Outside Directors one or more stock options under the Plan. The Committee shall have full authority to determine whether each such granted option is to be an incentive stock option (“Incentive Option”) satisfying the requirements of Section 422 of the Internal

Revenue Code or a non-qualified option not intended to meet such requirements. Notwithstanding the foregoing, only individuals who are employed by the Corporation or any subsidiary of the Corporation are eligible to receive Incentive Options under the Plan. Each option granted under the Plan shall be evidenced by an instrument in such form as the Committee may from time to time approve. Such instrument, however, shall conform to the terms and conditions specified below. Each instrument evidencing an Incentive Option shall, in addition, be subject to the applicable provisions of Section VI.

(a) Option Price. The option price per share shall be fixed by the Committee, but in no event shall the option price be less than [eighty-five] one hundred percent ([85] 100%) of the fair market value per share of Common Stock on the date the option is granted. For purposes of the preceding sentence (and for all other valuation purposes under the Plan), the fair market value per share of Common Stock shall be its closing price, as officially quoted on the New York Stock Exchange Composite-Tape (or any similar successor quotation system), on the grant date. If there is no quotation available for such day, then the closing price on the next preceding day for which there does exist such a quotation shall be determinative of fair market value.

(b) Number of Shares, Term and Exercise.

(1) Each option granted under the Plan shall be exercisable on such date or dates, during such period or periods and for such number of shares as shall be determined by the Committee and set forth in the instrument evidencing such option. No option granted under the Plan, however, shall become exercisable during the first six months of the option term, except to the extent the instrument evidencing such option provides for exercisability upon the optionee’s death or disability; nor shall any option have an expiration date which is more than 10 years after the grant date.

(2) Any option granted under the Plan may be exercised upon written notice to the Corporation at any time prior to the expiration or sooner termination of the option term. The option price for the number of shares of Common Stock for which the option is exercised shall become immediately due and payable, and no certificates for the shares shall be issued until payment has been made in accordance with subparagraph (3) below.

(3) The option price shall be payable in one or more of the following alternative forms specified in the instrument evidencing the option:

(i) full payment in cash or cash equivalents;

(ii) full payment in shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings and valued at fair market value on the Exercise Date (as such term is defined below);

(iii) full payment through a combination of shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings and valued at fair market value on the Exercise Date and cash or cash equivalents; or

(iv) full payment effected through a broker-dealer sale and remittance procedure pursuant to which the optionee (A) shall provide irrevocable written instructions to the designated brokerage firm to effect the immediate sale of the purchased shares and to remit to the Corporation, out of the sale proceeds available on the settlement date, an amount equal to the aggregate option price payable for the purchased shares plus all applicable Federal and State income and employment taxes required to be withheld by the Corporation in connection with such purchase and sale, and (B) shall provide written directives to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

For purposes of this subparagraph (3), the Exercise Date shall be the date on which written notice of the option exercise is delivered to the Corporation. Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the option price for the purchased shares must accompany the exercise notice.

(c) Termination of Employment or Service.

(1) [Should] If an optionee’s [cease to be an Employee of] service with the Corporation is terminated other than by reason of death or [termination for] gross and willful misconduct, then each outstanding option held by such optionee under the Plan shall not remain exercisable for more than a twelve (12) month period (or such shorter period as may be specified in the instrument evidencing such option) following the date of such cessation of [Employee status] service, except to the extent the Committee may specifically provide otherwise pursuant to its authority under Section X [XI] below. Under no circumstances, however, shall any such option be exercisable after the specified expiration date of the option term. Each such option shall, during such period of limited exercisability, be exercisable only to the extent of the number of shares (if any) for which such option is exercisable on the date of [the optionee’s cessation of Employee status] termination.

(2) If [the] an optionee’s [status as an Employee] service with the Corporation is terminated for gross and willful misconduct, including (without limitation) the wrongful appropriation of employer funds or the commission of a felony, then any outstanding options granted such optionee under the Plan may be terminated by the Committee as of the date of such misconduct.

(3) For purposes of the Plan, an individual shall be considered to be [an Employee] in the “service” of the Corporation for so long as such individual continues [in employment with] to serve on the Board or is employed by the Corporation or one or more subsidiaries of the Corporation.

[A] For purposes of the Plan, a “subsidiary” of the Corporation shall be any company (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each of the companies in such unbroken chain (other than the last company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one other company in such chain.

(d) Death of Optionee. Any option under the Plan held by the optionee on the date of his death may be exercised, to the extent of the number of shares (if any) for which such option was exercisable on the date the optionee ceased [Employee status] to be in the service of the

Corporation (less any option shares subsequently purchased by the optionee prior to death), by the personal representative of the optionee’s estate or by the person or persons to whom the option is transferred pursuant to the optionee’s will or in accordance with the laws of descent and distribution. Such option may be exercised at any time prior to the earlier of (A) the specified expiration date of the option term or (B) the first anniversary of the optionee’s death. Upon the occurrence of the earlier event, the option shall terminate and cease to be exercisable.

(e) Acceleration Upon Cessation of [Employee Status] Service. The Committee shall have complete discretion, exercisable either at the time of the option grant or at any time while the option remains outstanding, to provide with respect to one or more options granted under the Plan that during the limited period of exercisability following the optionee’s cessation of [Employee status] service with the Corporation (as provided in Section V(c)(1) or Section V(d) above), the option may be exercised not only with respect to the number of shares for which it is exercisable at the time of such cessation of [Employee status] service but also with respect to one or more installments of purchasable shares for which the option otherwise would have become exercisable had such cessation of [Employee status] service not occurred.

(f) Assignability. No option granted under the Plan shall be assignable or transferable by the optionee other than by will or by the laws of descent and distribution following the optionee’s death, and during the optionee’s lifetime, the option shall be exercisable only by the optionee.

(g) Immediate Exercise of Option. In the event that the Corporation or its [shareholders] stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Corporation by means of a sale, merger, reorganization or liquidation (each, a “Corporate Transaction”), then each option to acquire Common Stock at the time outstanding under the Plan shall become exercisable, immediately prior to the consummation of such Corporate Transaction, with respect to the full number of shares of Common Stock at the time subject to such option; provided, however, that the exercisability as an [incentive stock option] Incentive Option under the Federal tax laws of any accelerated option shall be subject to the applicable dollar limitation of Section VI(a [b]). However, an outstanding option shall not be so accelerated if the terms of the agreement with respect to the Corporate Transaction require, as a prerequisite for the consummation of the Corporate Transaction, that such option is either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable option to purchase shares of capital stock of the successor corporation or parent thereof. The determination of such comparability shall be made by the Board, and its determination shall be conclusive and binding on all persons who have an interest in the Plan. Immediately after the consummation of the Corporate Transaction, all outstanding options (whether or not accelerated) shall expire and be of no further force or effect whatsoever, unless assumed by the successor corporation or parent thereof.

(h) Stockholder Rights. No person shall have any rights as a stockholder with respect to the shares of Common Stock purchasable under any option granted under the Plan until he shall have exercised such option and paid the exercise price for the purchased shares.

VI.	INCENTIVE OPTIONS

Incentive Options granted under the Plan shall be subject to the additional terms and conditions specified below. Options which are specifically designated as “non-qualified options” or “non-statutory options” at the time of grant shall not be subject to any of the terms and conditions specified below and accordingly shall not be Incentive Options.

[(a) Option Price. The option price per share of the Common Stock subject to an Incentive Option shall in no event be less than one hundred percent (100%) of the fair market value of a share of Common Stock on the date of grant.]

(a) [(b)] Dollar Limitation. The aggregate fair market value (determined as of the respective date or dates of grant) of the Common Stock for which one or more options granted to any [Employee] employee under this Plan (or any other option plan of the Corporation or its parent or subsidiary corporations) may for the first time become exercisable as incentive stock options under the Federal tax laws during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000) or such greater amount as may be permitted under subsequent amendments to Section 422 of the Internal Revenue Code. To the extent the [Employee] employee holds two or more options which become exercisable for the first time in the same calendar year, the foregoing limitations or the exercisability thereof as incentive stock options under the Federal tax laws shall be applied on the basis of the order in which such options are granted. Should the number of shares of Common Stock for which any Incentive Option first becomes exercisable in any calendar year exceed the applicable One Hundred Thousand Dollar ($100,000) limitation, then the option may nevertheless be exercised in that calendar year for the excess number of shares as a non-qualified option under the Federal tax laws.

(b) [(c)] 10% [Shareholder] Stockholder. If any individual to whom an Incentive Option is to be granted pursuant to the provisions of the Plan is on the [date of] grant date the owner of stock (as determined under Section 424(d) of the Internal Revenue Code) possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any one of its subsidiaries, then the following special provisions shall be applicable to the option granted to such individual:

(1) The option price per share of the Common Stock subject to such Incentive Option shall not be less than one hundred and ten percent (110%) of the fair market value of one share of Common Stock on the [date of] grant date; and

(2) The option shall not have a term in excess of five (5) years from the [date of] grant date.

(c) [(d)] Limitation on Time of Grant. No Incentive Option shall be granted on or after the tenth anniversary of the last action by the Board approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the [shareholders] stockholders of the Corporation.

Except as modified by the preceding provisions of this [paragraph] Section VI, all the provisions of the Plan shall be applicable to the Incentive Options granted hereunder.

VII.	STOCK AWARDS

(a) Stock Bonuses. The Committee may award shares under the Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions and restrictions determined by the Committee. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with any other restrictions determined by the Committee. The Committee may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Committee. The certificates representing the shares awarded shall bear any legends required by the Committee.

(b) Stock Awards to Non-Employee Board Members. The Committee may award shares under the Plan as compensation to Outside Directors for service on the Board or its committees. Shares so awarded shall be subject to the terms, conditions and restrictions determined by the Committee. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with any other restrictions determined by the Committee. The Committee may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Committee. The certificates representing the shares awarded shall bear any legends required by the Committee.

[(b)] (c) Restricted Stock. The Committee may issue shares under the Plan for any consideration (including promissory notes and services) determined by the Committee. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Committee. The restrictions may include restrictions concerning transferability, repurchase by the Corporation and forfeiture of the shares issued, together with any other restrictions determined by the Committee. All Common Stock issued pursuant to this [section] Section VII([b] c) shall be subject to a purchase agreement, which shall be executed by the Corporation and the prospective purchaser of the shares before the delivery of certificates representing the shares to the purchaser. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Committee. The certificates representing the shares shall bear any legends required by the [committee] Committee.

VIII.	EFFECTIVE DATE AND TERM OF PLAN

(a) The Plan initially became effective on the date it was adopted by the Board, but before any options granted under the Plan could become exercisable, the Plan had to be approved by the holders of at least a majority of the Corporation’s outstanding voting stock represented and voting at a duly-held meeting at which a quorum was present, provided the shares voting for approval also constituted at least a majority of the required quorum. If such stockholder approval had not been obtained, then any options previously granted under the Plan would have terminated and no further options would have been granted. Subject to such limitation, the

Committee was authorized to grant options under the Plan at any time after the adoption of the Plan by the Board.

(b) Unless sooner terminated in accordance with Section IX, the Plan shall terminate on the date upon which all the shares of Common Stock available for issuance under the Plans shall have been issued hereunder or under the Director Plan.

IX.	AMENDMENT OR DISCONTINUANCE BY BOARD ACTION

(a) The Board may amend, suspend or discontinue the Plan in whole or in part at any time; provided, however, that such action shall not adversely affect rights and obligations with respect to options or stock awards at the time outstanding under the Plan. In addition, no modification of the Plan by the Board shall without the approval of the Corporation’s stockholders materially increase the number of shares of Common Stock which may be issued under the Plans (unless necessary to effect the adjustments required under Section III(d)).

(b) Notwithstanding the provisions of Section IX(a), the Board hereby reserves the right to amend or modify the terms and provisions of the Plan and of any outstanding options under the Plan to the extent necessary to qualify any or all options under the Plan for such favorable Federal income tax treatment as may be afforded employee stock options under Section 422 of the Internal Revenue Code and regulations subsequently promulgated thereunder.

[X.	CANCELLATION AND REGRANT

The Committee shall have the exclusive authority to effect, at any time and from time to time, with the consent of the affected holders, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefor new options under the Plan covering the same or different numbers of shares of Common Stock but having an option price per share not less than eighty-five percent (85%) of fair market value on the new grant date.]

X. [XI.] SPECIAL POWERS

In addition to the power and authority provided the Committee pursuant to the foregoing provisions of the Plan, the Committee shall have the full power and authority, exercisable from time to time in its sole discretion, to extend, either at the time the option is granted or at any time during which the option remains outstanding, the period for which the option is to remain exercisable following the holder’s termination of [Employee status] service from the twelve (12) month or shorter period set forth in the agreement evidencing such option to such greater period of time as the Committee shall deem appropriate; provided, however, that in no event shall such option be exercisable after the specified expiration date of the term thereof.

PROXY

POPE & TALBOT, INC.

Proxy for the Annual Meeting of Shareholders, May 5, 2005

Solicited on behalf of the Board of Directors

The undersigned hereby appoints Charles Crocker, Michael Flannery, and Robert Funari, jointly and severally, with full power of substitution, proxies of the undersigned, to vote the shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Pope & Talbot, Inc. to be held on May 5, 2005 and at any adjournments thereof.

Please mark, sign and date this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope.

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

							Please Mark Here for Address Change or Comments	☐
							SEE REVERSE SIDE
		FOR BOTH	WITHHOLD AUTHORITY			FOR	AGAINST	ABSTAIN
1.	Authority to vote for the following nominees to the Board of Directors to serve three-year terms. (The Board of Directors recommends a vote FOR both nominees):	☐	☐	2.	The proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 20 million to 30 million. (The Board of Directors recommends a vote FOR):	☐	☐	☐

	01 LIONEL G. DODD					FOR	AGAINST	ABSTAIN
	02 KENNETH G. HANNA (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)			3.	The proposal to approve amendments to the Company’s Employee Stock Option Plan to authorize 750,000 additional shares of common stock for issuance under the plan, to re-name the plan and to make certain other amendments to the plan. (The Board of Directors recommends a vote FOR):	☐	☐	☐
						FOR	AGAINST	ABSTAIN
				4.	The proposal to ratify the selection of KPMG LLP to continue as the Company’s independent registered public accounting firm for the year 2005. (The Board of Directors recommends a vote FOR):	☐	☐	☐

				5.	In their discretion, upon any such other matters as may properly come before the meeting.

						Unless otherwise specified, the proxies are granted the authority to vote FOR the election of all or any of the nominees for Director and FOR Proposals 2, 3 and 4.

						Please date, sign and return this proxy in the enclosed envelope.

						Signature(s)

					Dated:	_______________________,		2005

						Please sign here exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please so indicate.

Δ FOLD AND DETACH HERE AND READ THE REVERSE SIDE Δ